UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
(Name of Registrant as Specified In Its Charter)

AB Value Partners, LP AB Value Management LLC Andrew T. Berger Bradley L. Radoff Mary Bradley
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, Bradley L. Radoff and the other participants named herein (collectively, the “AB Value-Radoff Group”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”).

On August 8, 2022, the AB Value-Radoff Group issued the following press release:

ISS Recommends Rocky Mountain Chocolate Factory Stockholders Vote FOR AB Value-Radoff Group’s Nominee on the BLUE Proxy Card

Leading Independent Proxy Advisory Firm Supports the Addition of Either AB Value-Radoff Group’s Nominee or its Proposed Mutually Agreed Upon Director Candidate

Report Notes “Change is Preferable to the Status Quo”

Report Also Notes “the Chairman and Those Board Members That Voted with Him Have Chosen to Risk Reputational Damage for the Possibility of Retaining Control”

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC and Bradley L. Radoff (together with their affiliates, the "AB Value-Radoff Group" or "we"), who own approximately 17.6% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) ("Rocky Mountain" or the "Company"), today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended the Company’s stockholders vote on the BLUE proxy card to elect the AB Value-Radoff Group’s independent nominee.

In its full report, ISS affirmed the case for additional boardroom change at Rocky Mountain and agreed with the AB Value-Radoff Group’s concerns regarding the incumbent Board’s recent behavior:1

•	“In the absence of a cooperative resolution, support for Bradley on the dissident (BLUE) card is the next best option, as she brings additive skills and independence […]”

•	“In proposing a settlement with customary conditions, and then weaponizing those conditions to retract its own proposal, the chairman and those board members that voted with him have chosen to risk reputational damage for the possibility of retaining control of the company.”

•	“The board's backhanded endorsement of the dissident's recommendation that it add a female director with franchising experience, along with the fact that the company still has some way to go to overcome the operational issues that led to last year's contest, underscore that change is preferable to the status quo.”

•	“In choosing to expand the board and appoint a seventh board member after the meeting, the board is depriving shareholders of the opportunity to vote on a director's candidacy in a contested election.”

1 Permission to quote ISS was neither sought nor obtained.

•	“[…] in light of their substantial shared history and the personal nature of the contest, there is a reasonable basis for the dissident's concerns regarding the chairman and the CEO's close ties.”

•	“[…] ten months after the change in the company's leadership, it remains unclear how the new board and management will extricate the company from its continuing slide in adjusted EBITDA, margins, and store count.”

ISS also urged Rocky Mountain to follow through on its commitment to reaching a good faith settlement and acknowledged the relevant qualifications possessed by our proposed alternative director:

•	“A negotiated settlement with a multi-year standstill agreement to prevent another proxy contest would have been the most beneficial outcome for unaffiliated shareholders.”

•	“Given the slim daylight between the dissident and the company's respective positions and the public nature of their negotiations (the company announced the terms of its settlement offer in a press release, the dissident issued its own press release to announce its acceptance of the terms), a settlement should have been attainable.”

•	"Although ISS did not have the opportunity to engage with the dissident's alternative recommendation […] we note that she serves on the board of a public company with franchisees and has worked as general counsel and corporate secretary at three other major companies with substantial franchise operations – experience that is relevant to the issues facing RMCF.”

The AB Value-Radoff Group commented:

“We are pleased that ISS has recognized the need for change in Rocky Mountain’s boardroom following continued financial underperformance and abysmal corporate governance. Rocky Mountain continues to be held back by an underqualified Board that lacks adequate diversity and sufficient regard for acceptable corporate governance practices. As Rocky Mountain now embarks on a turnaround, we believe it is the right time to add a new female director with fresh perspectives and relevant experience in corporate leadership, franchising and the broader food sector. We cannot see how stockholders are well-served by re-electing Brett Seabert, who lacks relevant experience, has overseen significant value destruction and possesses interlocks to the prior failed Chief Executive Officer.

We strongly believe the best path to preserving and maximizing stockholder value at Rocky Mountain is by adding one of our proposed candidates to the Board. As we have publicly reiterated already, we remain willing to work with the Board to reach a good faith settlement despite its recent unprofessional behavior.”

VOTE THE BLUE PROXY CARD TODAY!

Contacts

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Longacre Square Partners

Bela Kirpalani, 646-386-0091

bkirpalani@longacresquare.com